Consent of Independent Registered Public Accounting Firm

To the Shareholders and Board of Trustees

AIM Counselor Series Trust (Invesco Counselor Series Trust):

We consent to the use of our report dated July 25, 2018, with respect to the financial statements and financial highlights of Invesco Oppenheimer Short Term Municipal Fund (one of the funds constituting AIM Counselor Series Trust (Invesco Counselor Series Trust)), formerly known as Oppenheimer Short Term Municipal Fund, as of May 31, 2018, incorporated by reference herein, and to the reference to our firm under the heading Independent Registered Public Accounting Firm in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP

Denver, Colorado

September 25, 2019